UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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        Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
MOHAWK INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Thursday, May 23, 2024, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2024, (ii) to vote upon a non-binding resolution to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and (iii) to vote upon a non-binding, advisory resolution to approve executive compensation. There will not otherwise be a business review at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice of Internet Availability of Proxy Materials, which tells you how to access the materials on the internet. If you have requested paper copies and no longer wish to receive them, contact our registrar and transfer agent, Equiniti Trust Company (“EQ”), to request that only the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact EQ by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219.

Whether or not you plan to attend the annual meeting, please vote by internet at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 5, 2024

i	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

1	PROXY STATEMENT

3	PROPOSAL 1 — ELECTION OF DIRECTORS

4	Director, Director Nominee and Executive Officer Information

5	Nominees for Director

7	Continuing Directors

8	Contractual Obligations with respect to the Election of Directors

9	Executive Officers

10	Meetings and Committees of the Board of Directors

12	2023 DIRECTOR COMPENSATION

13	AUDIT COMMITTEE

13	Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

14	Principal Accountant Fees and Services

15	PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

16	COMPENSATION DISCUSSION AND ANALYSIS

16	Executive Summary

17	Compensation Philosophy and Objectives

17	Market Data

18	Company and Individual Performance Metrics

18	Components of Our Compensation Program

19	Allocation of Total Direct Compensation

19	Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

19	Determination of Executive Officer Compensation

19	2023 Review of Compensation

20	Base Salary

20	Annual Incentive Awards

22	Long-Term Incentive Plan

25	Perquisites and Other Executive Benefits

25	Retirement Benefits and Deferred Compensation

25	Severance Pay Arrangements

25	Stock Ownership Guidelines and Hold Periods

26	Policy on Hedging Transactions

26	Compensation Risk Review

26	Compensation Committee Report

27	EXECUTIVE COMPENSATION

27	2023 Summary Compensation Table

28	2023 Grants of Plan-Based Awards

29	Outstanding Equity Awards at 2022 Year-End

30	2023 Option Exercises and Stock Vested

30	2023 Nonqualified Deferred Compensation

31	Equity Compensation Plan Information

31	Potential Payments upon Termination of Employment or Change in Control

33	CEO Pay Ratio

34	Pay Versus Performance

37	Certain Relationships and Related Transactions

37	Compensation Committee Interlocks and Insider Participation

38	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

39	PRINCIPAL STOCKHOLDERS OF THE COMPANY

40	DELINQUENT SECTION 16(a) REPORTS

41	CORPORATE GOVERNANCE

41	Board Membership Criteria

41	Board Leadership

42	Sustainability

43	Risk Oversight

43	Annual Board and Committee Self-Evaluations

43	Nomination Process for the Board of Directors

44	Board Refreshment

44	Communication with Directors

44	Availability of Information

44	Financial Statements

45	STOCKHOLDER PROPOSALS

46	OTHER MATTERS

47	ANNEX A — NON-GAAP RECONCILIATION

Notice of Annual Meeting of Stockholders

to be held on May 23, 2024

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Thursday, May 23, 2024, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1.	To elect three persons who will serve as the Company’s Class II directors for a three-year term beginning in 2024;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;

3.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement; and

4.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has set March 28, 2024 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice of Internet Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 23, 2024:

The Proxy Statement and the 2023 Annual Report to Stockholders are available at the Company’s website — ir.mohawkind.com/proxy-materials.

PLEASE USE INTERNET VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

R. DAVID PATTON

Vice President — Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 5, 2024

i

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Thursday, May 23, 2024, and at any and all adjournments or postponements thereof (the “Annual Meeting”).

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record (“Stockholders”) and beneficial owners. All Stockholders and beneficial owners may access the proxy materials at the Company’s website — ir.mohawkind.com/proxy-materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The Notice will be made available to Stockholders on or about April 5, 2024. You must be a Stockholder as of March 28, 2024 (the “Record Date”) to be entitled to vote at the Annual Meeting.

Required Vote

Stockholders may vote by internet or written proxy. Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if a proxy card is executed and returned (and not revoked) before the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company (Proposal 1), FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2) and FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation (Proposal 3). A Stockholder’s submission of a signed proxy will not affect the right to attend and to later vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke the proxy at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker non-votes and abstentions, will be counted as shares present for purposes of establishing a quorum.

The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. The ratification of the appointment of KPMG as our independent registered public accounting firm for 2024 (Proposal 2) is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Once a quorum is established, (i) the election of directors (Proposal 1) will require the affirmative vote of a majority of the votes cast on the respective nominees at the Annual Meeting and (ii) ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2) and the advisory vote to approve executive compensation (Proposal 3) will each require the affirmative vote of a majority of the votes cast on such matters. A majority of votes cast means that the number of votes cast “FOR” Proposals 1, 2 or 3 exceeds the number of votes cast “AGAINST” such proposal.

Shares represented by proxies that are marked “ABSTAIN” and broker non-votes will not be counted and will have no effect on the outcome of any of the proposals.

Stockholders are entitled to one vote for each share of Common Stock held. March 28, 2024, has been set as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 63,863,085 shares of Common Stock issued and outstanding held by approximately 211 Stockholders.

Mohawk Industries, Inc. | 2024 Proxy Statement	1

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES. YOU MAY HOLD SHARES OF COMMON STOCK OF RECORD, THROUGH A BANK OR BROKER OR THROUGH A COMPANY RETIREMENT PLAN. VOTING INSTRUCTIONS FOR EACH GROUP OF STOCKHOLDERS ARE SET FORTH BELOW.

Voting Instructions

By Internet. Stockholders of record may vote by internet on the website identified on the Notice. Where requested, enter the 12 digit control number located on your Notice and follow the simple instructions for voting. For Stockholders that requested written proxy materials, control numbers and instructions for voting on the internet will be printed on the proxy card that will be included in the written materials. Internet voting is available 24 hours a day, 7 days a week until 11:59 p.m. New York time on May 22, 2024.

By Written Proxy. Stockholders of record may vote by written proxy card. Stockholders that do not want to vote by internet may request a written proxy card by following the instructions on the Notice. Mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card as directed.

Voting Shares held by a Bank or Broker. If your shares are held in the name of a bank, broker or other record holder, you may request a written proxy card or a vote instruction form from your bank, broker or other nominee. You may also vote by the method made available by your bank, broker or other nominee, in which case the bank, broker or other nominee will provide instructions.

Voting Shares held in Retirement Plans. If your shares are held through the Mohawk Industries Retirement Plan 1 and/or the Mohawk Industries Retirement Plan 2, you have the right to vote the shares credited to your individual account(s) under the plans. Participants that hold shares in one of the plans may provide direction to our transfer agent, Equiniti Trust Company (“EQ”), by the method made available by EQ. Unless otherwise required by law, EQ will follow participant vote instructions received by 11:59 p.m. New York time on May 20, 2024. If voting instructions have not been received by that time and date, the shares credited to your account(s) will not be voted.

The voting procedures are designed to authenticate identities, to allow Stockholders, beneficial owners and plan participants to vote their shares, and to confirm that instructions have been recorded properly.

2	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Board of Directors of the Company shall consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

The Company’s Certificate of Incorporation requires the Company to have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. The Board of Directors has set the size of the Board at nine directors. The Board of Directors has nominated Bruce C. Bruckmann, Jerry W. Burris and John M. Engquist as Class II directors at the Annual Meeting. The Class III and Class I directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Messrs. Bruckmann, Burris and Engquist as a Class II director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Bruckmann, Burris and Engquist has consented to serve as a director of the Company if elected. In the unanticipated event that any of Messrs. Bruckmann, Burris or Engquist refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Messrs. Bruckmann, Burris or Engquist will be unable or will decline to serve as a director.

The affirmative vote of a majority of the votes cast in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

✔	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Mohawk Industries, Inc. | 2024 Proxy Statement	3

PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR EXPERIENCE MATRIX

Type of Experience	Number of Mohawk Directors with Experience
Global Business	7

Director, Director Nominee and Executive Officer Information

Our Board of Directors offers a broad and diverse range of key skills and unique strengths to provide effective oversight of the Company and create long-term sustainable growth through successful execution of the Company’s strategic initiatives. Together, our directors bring to our Board a deep and broad array of global business experience and expertise in mergers and acquisitions, as well as diverse viewpoints and technical knowledge relevant to our industry. In totality, this mix of attributes among our directors enhances our Board’s leadership and effectiveness in light of the Company’s businesses and organizational complexities and long-term strategy.

The following pages list the three Class II directors nominated for re-election at the 2024 Annual Meeting and the six directors with continuing terms that expire in subsequent years, as well as biographical information for all directors as required by SEC regulations.

Mergers & Acquisitions	8
Finance	5
Sustainability	6
Enterprise Risk Management	7
Cybersecurity	4
Knowledge of Flooring Industry	7
Manufacturing/Operations	7
Distribution/Transportation	6

4	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

Class II Directors (If Elected, Terms Expire 2027)

Bruce C. Bruckmann	Director Since: 1992 Board Committees: Audit Committee, Nominating & Corporate Governance Committee Skills:

Biographical Information:

Mr. Bruckmann (age 70) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment. Mr. Bruckmann is a former director and Chairman of the Board of Directors of MWI Veterinary Supply Co., a distributor of animal health products to veterinarians, and he is a former director of Town Sports International, Inc., a fitness club operator, AmerisourceBergen, a distributor of human health products, CORT Business Services, a renter of residential and commercial furniture and furnishings, Chromcraft Revington, a manufacturer of residential furniture, California Pizza Kitchen, a casual restaurant chain and Heritage — Crystal Clean Inc., a waste management and used oil re-refining business. Mr. Bruckmann also serves as a director for Eos Fitness, a private company.

Qualifications:

Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors.

Jerry W. Burris	Director Since: 2022 Board Committees: Compensation Committee, Nominating & Corporate Governance Committee Skills:

Biographical Information:

Mr. Burris (age 60) has been a director of the Company since February 2022. He is the President and Chief Executive Officer of Midwest Can Company, a manufacturer of portable fuel cans and specialty containers, a position he has held since 2018. Mr. Burris served as President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, from 2011 to 2014. Prior to 2011, he served as President, Precision Components of Barnes Group Inc., and was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris held a number of senior management positions at General Electric including President and Chief Executive Officer of Advanced Materials Quartz and Ceramics; General Manager of Global Services at GE Healthcare; head of global supply chain sourcing with GE Industrial Systems and Honeywell Integration. Mr. Burris has served as a director of Midwest Can Company since 2017 and as a director of nVent Electric plc since 2018. During the past five years, Mr. Burris also previously served as a director of Fifth Third Bancorp and Pentair plc.

Qualifications:

Mr. Burris brings significant executive leadership experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development, together with service on another public company board of directors.

Mohawk Industries, Inc. | 2024 Proxy Statement	5

PROPOSAL 1 — ELECTION OF DIRECTORS

John M. Engquist	Director Since: 2020 Board Committees: Lead Independent Director, Audit Committee, Nominating & Corporate Governance Committee Skills:

Biographical Information:

Mr. Engquist (age 70) has been a director of the Company since February 2020. Mr. Engquist was appointed Executive Chairman of the Board of H&E Equipment Services, Inc., a public integrated equipment services company, on January 1, 2019. Previously, Mr. Engquist served as Chief Executive Officer and Director of H&E Inc. since its formation in September 2005. Mr. Engquist also served as President of H&E Inc. from September 2005 until November 2012. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in June 2002 until its merger with and into H&E Inc. in February 2006. He served in executive leadership roles with predecessor companies of H&E LLC prior to 2002. Mr. Engquist serves as a director on the boards of a number of private companies. He is a director and currently serves on several committees for the LSU Foundation Board of Directors. Mr. Engquist serves on the Board of Directors and on the Finance Committee of Franciscan Missionaries of Our Lady Health System, Inc. based in Baton Rouge, Louisiana. He also serves on the Leadership Council of St. Jude Children’s Research Hospital in Memphis, Tennessee.

Qualifications:

Mr. Engquist brings significant executive and board experience with a public integrated equipment services company, including service as a Chief Executive Officer, President and Executive Chairman.

6	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

Continuing Directors

Class III Directors Continuing in Office (Terms Expire 2025)

Joseph A. Onorato	Director Since: 2008 Board Committees: Audit Committee (Chair), Compensation Committee Skills:

Biographical Information:

Mr. Onorato (age 75) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. He is a certified public accountant and previously worked with PricewaterhouseCoopers. Mr. Onorato also served on the board of directors for Affinia Group Intermediate Holdings, Inc., where he was chairman of the Audit Committee, and BPI Holdings International, Inc., both motor vehicle components manufacturers. In addition, Mr. Onorato has served as a member of the Dean’s Advisory Council at the Quinnipiac University School of Business.

Qualifications:

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

William H. Runge III	Director Since: 2014 Board Committees: Audit Committee, Compensation Committee (Chair) Skills:

Biographical Information:

Mr. Runge (age 72) has been a director of the Company since July 2014. Mr. Runge has been a Managing Director with Alvarez & Marsal since June 2002, a premier business advisory firm for companies seeking to transform operations, catapult growth and accelerate results. In that capacity, Mr. Runge has served in Chief Financial Officer, Chief Operating Officer, Chief Executive Officer and Controller roles in the manufacturing, distribution and service industries. Prior to his work with Alvarez & Marsal, Mr. Runge spent more than 10 years with the corporate restructuring group of Arthur Andersen in Atlanta, where he served as Partner-in-Charge for the Southeast Region.

Qualifications:

Mr. Runge brings extensive experience working with companies to transform operations, catapult growth and accelerate results, together with experience serving as an independent advisor, a CFO, COO, CEO and Controller in the manufacturing, distribution and service industries.

W. Christopher Wellborn	Director Since: 2002 Skills:

Biographical Information:

Mr. Wellborn (age 68) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc.

Qualifications:

Mr. Wellborn, our President and Chief Operating Officer, brings over 30 years of experience in the manufacturing and finance sectors, with approximately 20 years as an executive in the flooring industry.

Mohawk Industries, Inc. | 2024 Proxy Statement	7

PROPOSAL 1 — ELECTION OF DIRECTORS

Class I Directors Continuing in Office (Terms Expire 2026)

Karen A. Smith Bogart	Director Since: 2011 Board Committees: Nominating & Corporate Governance Committee (Chair), Compensation Committee Skills:

Biographical Information:

Dr. Bogart (age 66) has been a director of the Company since May 2011. She is President of Smith Bogart Consulting, an advisement firm focused on business growth, turn-around and capability. She has led start-up firms in consumer products and printing services. Prior to 2007, she was a Senior Vice President of Eastman Kodak Company. She was Chairman and President of Greater Asia, responsible for Kodak’s businesses and operations across Asia, and she also managed many of Kodak’s largest global businesses in the consumer, professional and health sectors. She currently is a director for Michelman Inc., a privately held specialty chemicals company. She formerly was a director for Monolithic Power Systems, Inc., a public semiconductor company (NASDAQ), and Silver Maple Ventures, an on-line crowd-funding firm.

Qualifications:

Dr. Bogart brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

Jeffrey S. Lorberbaum	Director Since: 1994 Skills:

Biographical Information:

Mr. Lorberbaum (age 69) has been a director of the Company since our acquisition of Aladdin Mills Inc. (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Qualifications:

Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the flooring industry and is a significant stockholder.

Bernard P. Thiers	Director Since: 2024 Skills:

Biographical Information:

Mr. Thiers (age 68) has been a director of the Company since February 2024. Mr. Thiers previously served as President – Flooring Rest of the World from January 2009 until his retirement on February 1, 2024 and currently serves the Company as a senior advisor. Mr. Thiers joined Unilin (which became a significant operating subsidiary in the Company’s Flooring Rest of the World segment) in 1984 as a plant manager and served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and, from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

Qualifications:

Mr. Thiers, as a former executive officer of the Company, brings nearly 40 years of management and executive experience in the flooring industry generally and in the Company’s Flooring Rest of the World segment specifically.

Contractual Obligations with Respect to the Election of Directors

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994, the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. At such time as the former stockholders of Aladdin have disposed of 50% or more of the common stock issued to them in the merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the common stock issued to them in the

8	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

merger, the Company will no longer be required to nominate any of such persons to the Board of Directors. The former stockholders of Aladdin currently may designate one director, and Jeffrey S. Lorberbaum is currently such designee.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), James F. Brunk, Claudio Coni, Paul F. De Cock, William W. Harkins, Malisa M. Maynard, Wim Messiaen and R. David Patton. Bernard P. Thiers served as the Company’s President — Flooring Rest of the World from January 2009 until his retirement on February 1, 2024.

James F. Brunk | Chief Financial Officer
Mr. Brunk (age 58) was appointed as the Company’s Chief Financial Officer on April 1, 2021. Mr. Brunk had previously been Corporate Controller and Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the Company’s Home division. Before joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Claudio Coni | Chief Information Officer
Mr. Coni (age 56) was promoted to Chief Information Officer in July 2023. Prior to his appointment as the Company’s CIO, Mr. Coni served as the Chief Information Officer of the Company’s Ceramic Europe business (Marazzi Group) from January 2016 until July 2023. Before joining the Company, Mr. Coni served in different roles for Max Mara Fashion Group from 1990 until January 2016, where he focused on deploying enterprise resource planning, digital and retail solutions worldwide.

Paul F. De Cock | President — Flooring North America
Mr. De Cock (age 51) has served as President — Flooring North America since November 2018. Mr. De Cock joined Unilin in 1997 and has served in multiple roles in manufacturing, sales, marketing and general management. From 2006 to 2008, he served as President of Unilin North America, helping to integrate Unilin into the Company after its acquisition of Unilin in 2005. From 2008 until his 2018 promotion to President – Flooring North America, he served as President — Unilin Flooring.

William W. Harkins | Chief Accounting Officer and Corporate Controller
Mr. Harkins (age 43) was appointed as the Company’s Chief Accounting Officer and Corporate Controller on August 1, 2022. Before joining the Company, Mr. Harkins was Global Assistant Controller of Mars, Incorporated, a position to which he was appointed in November 2019. He was previously employed by The Coca-Cola Company in various roles, most recently serving as Global Director of Controllership from April 2019 to November 2019 and as Regional Controller of Corporate and North America from May 2016 to April 2019.

Malisa M. Maynard | Chief Sustainability Officer
Ms. Maynard (age 48) was appointed to the Company’s new role of Chief Sustainability Officer on May 25, 2023. In this role, she leads the company’s environmental, social, and governance (ESG) strategy to enhance and strengthen Mohawk’s overall performance. She served as the Company’s Vice President of Sustainability for the Flooring North America segment since April 2021. Before joining the company, Ms. Maynard led the corporate environmental and sustainability strategy for Clearwater Paper from July 2012 to April 2021. Prior to this role, Ms. Maynard served in various environmental and sustainability roles of progressively greater responsibility with manufacturing companies from 1998 to 2012. Throughout her career she has served in leadership roles on Sustainability, Climate and Environmental Committees for numerous national trade organizations.

Wim Messiaen | President — Flooring Rest of the World
Mr. Messiaen (age 56) was promoted to President — Flooring Rest of the World in February 2024 after joining the Company as the Chief Operating Officer — Flooring Rest of the World in October 2023. Before joining the Company, Mr. Messiaen was the Chief Executive Officer of the corrugated packaging division of VPK Group from September 2018 to October 2023. Prior to joining VPK Group, Mr. Messiaen held various roles at Etex, a global building material manufacturing company, between September 2003 and September 2018.

R. David Patton | Vice President — Business Strategy, General Counsel and Secretary
Mr. Patton (age 53) was named Vice President — Business Strategy, General Counsel and Secretary of the Company in July 2013. Before joining the Company, Mr. Patton was a partner of Alston & Bird LLP in its Corporate Transactions and Securities Practice Group, where he focused his practice on corporate transactions, securities regulation and corporate governance, developing an extensive background in mergers and acquisitions, securities, corporate and business transactions, finance and private equity.

Mohawk Industries, Inc. | 2024 Proxy Statement	9

PROPOSAL 1 — ELECTION OF DIRECTORS

Meetings and Committees of the Board of Directors

General

During 2023, the Board of Directors held five meetings. All members of the Board of Directors attended over 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2023 Annual Meeting of Stockholders were present at such meeting.

Independence

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Mr. Bruckmann, Mr. Burris, Mr. Engquist, Mr. Onorato, Mr. Runge or Dr. Bogart have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.”

In February 2024, the Board of Directors reappointed Mr. Engquist as Lead Independent Director.

Committees

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is comprised of four directors: Mr. Onorato (Chair), Mr. Bruckmann, Mr. Engquist and Mr. Runge. The Audit Committee met seven times during 2023. The Board of Directors has determined that Mr. Onorato is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls, the annual independent audit of the Company’s consolidated financial statements and certain other risk oversight-related matters. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” See also “Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.”

The Company has a standing Compensation Committee (the “Compensation Committee”), which consists of Mr. Runge (Chair), Dr. Bogart, Mr. Burris and Mr. Onorato. The Compensation Committee met two times during 2023. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Compensation Committee may delegate any of its authority and responsibilities to a subcommittee of members of the Compensation Committee designated by the Chairman of the Compensation Committee. To the extent permitted by Delaware law, the Compensation Committee may delegate to one or more officers of the Company the power to designate the officers and employees of the company or any of its subsidiaries who will receive grants of equity incentive awards and the number of such awards. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” See also “Executive Compensation — Compensation Committee Report.” For more information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consists of Dr. Bogart (Chair), Mr. Bruckmann, Mr. Burris and Mr. Engquist. The Governance Committee met two times during

10	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

2023. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. Finally, the Governance Committee is responsible for overseeing the Company’s sustainability programs. As such, the Governance Committee assists the Board of Directors with formulating strategies to respond to public policy, legislative, regulatory, political and social issues and trends related to environmental, health and safety, and sustainability performance that may significantly affect the business operations, financial performance or public image of the Company. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.”

Executive Sessions with Non-Management Directors

The Company’s non-management directors meet without the Chief Executive Officer and other Company personnel as needed during a portion of each Board of Directors meeting. The Lead Independent Director, or a director designated by such non-management directors, presides at the executive sessions.

Mohawk Industries, Inc. | 2024 Proxy Statement	11

2023 DIRECTOR COMPENSATION

Our directors’ interests, like our management’s, are aligned with those of our stockholders through meaningful stock ownership. Continuing non-management directors are granted shares of the Company’s common stock on an annual basis, constituting a substantial portion of their compensation. To further enhance alignment, our director stock ownership guidelines require directors with five or more years of tenure to own shares with a value equivalent to three times their annual retainer.

In 2022, the Compensation Committee amended the Non-Employee Director Compensation Plan to increase director compensation beginning in 2023 as follows: the annual retainer is $100,000; the annual retainer for the Governance Committee Chair is $15,000; the annual retainer for the Compensation Committee Chair is $20,000; and the annual retainer for the Audit Committee Chair is $25,000. In 2024, the Compensation Committee further amended the Non-Employee Director Compensation Plan to provide an annual retainer of $35,000 for the Lead Independent Director beginning in 2025.

The following table presents certain summary information concerning director compensation for our non-management directors paid by the Company during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Bruce C. Bruckmann	100,000	177,174	277,174

Jerry W. Burris	100,000	177,174	277,174

John M. Engquist	100,000	177,174	277,174

Joseph A. Onorato	125,000	177,174	302,174

William H. Runge III	120,000	177,174	297,174

Karen A. Smith Bogart	115,000	177,174	292,174

(1)

Includes payment of the annual retainer and retainers for committee chairs, as applicable. Dr. Bogart elected to take her 2022 service year retainer 50% in the form of cash ($57,500), and 50% in the form of Common Stock (457 shares). Messrs. Engquist, Onorato and Runge elected to take their 2022 service year retainer 100% in the form of Common Stock (795, 995 and 956 shares, respectively). All such shares were issued on January 3, 2023 pursuant to the Company’s Non-Employee Director Compensation Plan (the “Director Plan”), which is a sub-plan of the Mohawk Industries, Inc. 2017 Incentive Plan (the “2017 Plan”). Fractional shares of Common Stock were paid in cash in the following amounts: $384.38 (Mr. Engquist), $321.98 (Mr. Onorato), $175.61 (Mr. Runge) and $215.56 (Dr. Bogart).

(2)

The amounts reported in the Stock Awards column reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock units is equal to the number of units issued multiplied by the closing trading price of the Company’s stock on the day of grant. On January 3, 2023, each of the non-employee directors received 1,658 restricted stock units, with a grant date fair value of $106.86 per share and which vest in approximately equal installments on each of the first three anniversaries of the date of grant. As of December 31, 2023, our non-employee directors held the following aggregate number of restricted stock units:

Restricted Stock Units (#)

Mr. Bruckmann	2,225

Mr. Burris	1,658

Mr. Engquist	2,225

Mr. Onorato	2,225

Mr. Runge	2,225

Dr. Bogart	2,225

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Bernard Thiers, who was appointed to the Board in February 2024, has served in a senior advisory role following his February 1, 2024 retirement to further ensure a successful transition of the business and its strategies. Mr. Thiers does not participate in the Non-Employee Director Compensation Plan.

12	2024 Proxy Statement | Mohawk Industries, Inc.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements (the “Audit Firm”). In connection with its responsibilities, the Audit Committee received the written disclosure from the Audit Firm, which is required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the Audit Firm’s communications with the Audit Committee concerning independence, discussed with the Audit Firm any relationships that may impact the objectivity and independence of the Audit Firm and satisfied itself as to the independence of the Audit Firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2023 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. In conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Audit Firm’s new lead engagement partner.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023 with management. The Audit Committee members also discussed with the Audit Firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Audit Committee

Joseph A. Onorato — Chair

Bruce C. Bruckmann

John M. Engquist

William H. Runge III

Mohawk Industries, Inc. | 2024 Proxy Statement	13

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Audit Firm for the audit of the Company’s annual consolidated financial statements for 2023 and 2022, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during 2023 and 2022. Management of the Company negotiates such fees for services with the Audit Firm, subject to the review and approval of the Audit Committee.

	2023	2022

Audit Fees (1)	10,512	9,123

Audit-Related Fees (2)	133	55

Tax Fees (3)	121	13

All Other Fees (4)	—	185

	$10,766	$9,376

(1)

Audit Fees refer to the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation, primarily statutory audits in foreign locations. In 2023, Audit Fees were impacted by increased work related to acquisitions and comfort letters associated with security offerings.

(2)	Audit-Related Fees consist of attest services related to certain subsidiary financial reporting.

(3)	Tax Fees consist principally of professional services rendered for tax compliance and tax consulting.

(4)	All Other Fees consist of fees for permitted products and services other than the services described above.

The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the chair of the Audit Committee, with subsequent approval by the full Audit Committee during the next scheduled meeting. The Audit Committee approved all audit and audit-related, tax and non-audit related services in 2023 and 2022.

14	2024 Proxy Statement | Mohawk Industries, Inc.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain KPMG as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of the Company and its Stockholders.

The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its investors.

✔	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Mohawk Industries, Inc. | 2024 Proxy Statement	15

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of the Company’s compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2023, who are listed below:

•	Jeffrey S. Lorberbaum, Chief Executive Officer;

•	James F. Brunk, Chief Financial Officer;

•	W. Christopher Wellborn, President and Chief Operating Officer;

•	Paul F. De Cock, President – Flooring North America; and

•	Bernard P. Thiers, former President – Flooring Rest of the World.(1)

(1)

On February 1, 2024, Mr. Thiers retired from his role as President – Flooring Rest of the World. Since his retirement, Mr. Thiers has continued to serve in a senior advisory role to ensure a successful transition of the business and its strategies. In addition, on February 15, 2024, the Board of Directors appointed Mr. Thiers as a Class I director. The compensation described in this section relates to Mr. Thiers’ total direct compensation as President – Flooring Rest of the World for the 2023 fiscal year. In connection with Mr. Thiers’ senior advisory role, on February 14, 2024, the Compensation Committee approved an annualized base salary of approximately $152,000, effective March 1, 2024. Mr. Thiers will also remain eligible for the annual incentive awards and long-term incentive opportunities under the Company’s 2017 Plan.

Executive Summary

Although economic and market challenges continued in 2023, the Company advanced its focus on its long-term strategic goals, generating free cash flow of $716.3 million and investing $613.0 million in capital projects. Throughout the year, the Company’s business and operations were impacted by increased interest rates, constrained residential investments, further tightening of consumer discretionary spending and geopolitical events. During 2022 and throughout 2023, increased mortgage rates suppressed the housing market, as consumers chose to postpone new housing purchases due to decreased affordability. Many consumers were unwilling to exchange a lower interest rate for a higher rate and opted to remain in their homes that they had financed at significantly lower interest rates in previous years. Increased interest rates and other macroeconomic factors also continued to impact discretionary spending power and demand, which in turn impacted new single-family home construction and residential remodeling in most of the Company’s major markets. As consumers continued to face a higher cost of living, discretionary spending and demand for flooring products declined; and, as a result, the Company’s flooring customers reduced inventories. In addition, the Company’s operations in 2023 continued to be impacted by geopolitical events. Ongoing Russian military actions in Ukraine have resulted in supply chain disruption of raw materials and spare parts, and the ongoing conflict in the Middle East region has resulted in economic uncertainty related to oil and petroleum-based chemical prices and transportation barriers.

The Company focused on offsetting the impact of increased interest rates, decreased demand, inflationary pressures and supply chain constraints through cost containment, lower input costs and productivity gains in manufacturing and logistics. During 2023, the Company took actions to reduce costs through restructuring actions, manufacturing enhancements and facility and product rationalizations and workforce reductions. The Company also managed inventory levels and invested in sales resources, merchandising and new products with innovative features. In this environment, the Company was able to invest $613.0 million in capital projects for capacity expansions, cost reduction initiatives and upgrades for recent acquisitions as well as maintenance across the segments. Notwithstanding the challenges posed during the year, the Company continues to maintain leading market positions with substantial resources, a broad product portfolio and a diverse geographic footprint.

Although our businesses continue to innovate, introduce new products, improve productivity and expand geographically, our 2023 financial performance was impacted by the challenges discussed above. Key metrics include: net sales were approximately $11.1 billion, a decrease of 5.1% from the prior year or 7.7% on a legacy and constant basis; earnings (loss) per share (EPS) as reported was $(6.90), a decrease from EPS of $0.39 for 2022; excluding unusual charges, EPS was $9.19*, down approximately 28.5% compared to 2022. For the full year, we generated free cash flow of approximately $716.3 million, an increase of 710.2% from the prior year.* Operating loss was $287.8 million, a decrease from operating income of $244.2 million in 2022; adjusted operating income was $814.4 million, down approximately 2.5% compared to 2022.

*

Please see our 2023 Annual Report that accompanies this Proxy Statement for additional information on the results of our operations for 2023 and a reconciliation of Non-GAAP financial measures contained in Annex A to this Proxy Statement.

16	2024 Proxy Statement | Mohawk Industries, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The Company sets goals at the beginning of each year to establish expected payments at various levels of performance under the Company’s incentive plans, and the Compensation Committee considers our executives’ accomplishments when determining payouts. As discussed in detail below, although certain performance goals were not achieved with respect to the 2023 annual and 2022 long-term incentive awards, the Compensation Committee determined to approve payouts at an adjusted level in those cases in order to appropriately compensate executives for their individual contributions.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the total direct compensation of our executives and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place significant amounts of our executive compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executive compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: (i) market data based on the compensation levels, programs and practices of certain other peer companies, and (ii) Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered together, provide a reasonable basis to assess executive performance and determine compensation levels that provide incentive to build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and long-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. We review compensation data of a peer group that consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual incentive plus long-term incentive) for our executives. For purposes of setting compensation levels for 2023, the peer group was comprised of the following companies (which is the same peer group used in 2022):

Builders FirstSource, Inc. Carrier Global Corporation Eastman Chemical Company Fortune Brands Home & Security JELD-WEN Holding, Inc. Leggett & Platt Masco Corporation Newell Brands	Owens Corning PPG Industries, Inc. RPM International Inc. The Sherwin-Williams Company Stanley Black & Decker, Inc. Trane Technologies plc Whirlpool Corporation

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by the Rewards Solutions practice at Aon plc (“Aon”), a compensation consultant engaged by the Company. In November 2023, the Compensation Committee considered whether the work of Aon raised any conflict of interest. The Compensation Committee considered various factors and determined that with

Mohawk Industries, Inc. | 2024 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Aon. The factors considered by the Compensation Committee included, but were not limited to, Aon’s representation to the Compensation Committee that fees unrelated to compensation work paid by the Company to Aon were less than 0.05% of Aon’s total revenues.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to earnings per share (EPS), total stockholder return (TSR) and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and financial performance of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or long-term business objectives, and lead to the creation of long-term value for our stockholders.

Components of Our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is set at the beginning of each calendar year and does not vary based on individual or business performance during the year or during prior periods. By contrast, the other components of our executives’ total direct compensation — the annual incentive awards and components of our long-term incentive compensation — are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and otherwise when an executive is promoted or has a significant change in duties or responsibilities. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and the executive’s personal contribution to the financial and operational performance of the Company and our businesses.

For 2023, annual incentive awards were awarded under our Annual Incentive Plan. The Annual Incentive Plan provides a direct link between executive compensation and annual performance. Our executives’ annual incentive award is at risk based on how well the Company and our executives perform against annual performance goals. Awards made pursuant to the Annual Incentive Plan may be in the form of cash or restricted stock units.

The Company also awarded equity incentive awards in the form of restricted stock units under the Company’s Senior Executive Long-Term Incentive Plan (the “Senior Executive LTIP”) in 2023. The Senior Executive LTIP provides a link between executive compensation and our long-term performance, as the value of grants is based on total stockholder return for a three-year performance period and annual Company and business unit performance goals as well as personal performance goals. To determine the number of awards granted under the Senior Executive LTIP in February 2023, the total stockholder return was measured over the three-year period ending in 2022 and Company and business unit performance was measured against 2022 financial goals. The Compensation Committee also considered the individual performance of each executive officer in relation to the personal performance goals previously set by the Compensation Committee. Equity incentive awards vest ratably over three years following the grant date.

Awards made pursuant to the Annual Incentive Plan and the Senior Executive LTIP are governed by the Company’s 2017 Plan.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

18	2024 Proxy Statement | Mohawk Industries, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Allocation of Total Direct Compensation

Because our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be aligned with stockholder value. For example, in 2023, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total target direct compensation consisted of annual incentive awards and RSU awards, and approximately 29% was paid as salary. Our other named executive officers had similar allocations of target salary, annual incentive awards and RSU awards for 2023, with 68% of the principal compensation components for our named executive officers in the aggregate consisting of annual incentive awards and RSU awards. Based on the Company’s performance in 2023, approximately 40% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his annual bonus award and approximately 31% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his long-term incentive opportunity. By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2023 Annual Meeting of Stockholders, holders of over 95% of the voted shares approved the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the result of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices continue to enjoy strong stockholder support. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

At the 2023 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board has implemented an advisory vote on executive compensation on an annual basis. The next required vote on the frequency of stockholder votes on the compensation of executive officers will occur at the 2029 Annual Meeting.

Determination of Executive Officer Compensation

2023 Review of Compensation

As a guide in setting compensation for 2023, the Compensation Committee used the results of a survey by Aon of our peer group executive compensation conducted in 2022. This assessment showed that for 2022:

•

Mr. Lorberbaum, the Company’s Chief Executive Officer, received total direct compensation below the 25th percentile of the peer group, which is broken down as follows: base salary above the 75th percentile of the peer group; total cash compensation, which includes base salary and annual cash incentive awards, above the 25th percentile of the peer group; and long-term incentive compensation below the 25th percentile of the peer group.

•

Mr. Brunk, the Company’s Chief Financial Officer, received total direct compensation below the 25th percentile of the peer group, which is broken down as follows: base salary below the 25th percentile of the peer group, total cash compensation below the 25th percentile of the peer group and long-term incentive compensation below the 25th percentile of the peer group.

•

Mr. Wellborn, the Company’s President and Chief Operating Officer, received total direct compensation below the 25th percentile of the peer group, which is broken down as follows: base salary above the 75th percentile of the peer group, total cash compensation above the 75th percentile of the peer group and long-term incentive compensation below the 25th percentile of the peer group.

•

Mr. De Cock, the Company’s President — Flooring North America, received total direct compensation below the 50th percentile of the peer group, which is broken down as follows: base salary above the 75th percentile of the peer group, total cash compensation, which includes base salary and annual cash incentive awards, above the 75th percentile of the peer group and long-term incentive compensation above the 25th percentile of the peer group.

Mohawk Industries, Inc. | 2024 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS

•

Mr. Thiers, the Company’s former President — Flooring Rest of the World, received total direct compensation below the 50th percentile of the peer group, which is broken down as follows: base salary above the 75th percentile of the peer group, total cash compensation, which includes base salary and annual cash incentive awards, below the 75th percentile of the peer group and long-term incentive compensation below the 25th percentile of the peer group.

In making its determinations of 2023 executive compensation, the Compensation Committee at its February 2023 meeting considered (i) the results of the Aon assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals for 2022, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2023 adjustments to base salaries and awards under the annual and long-term incentive compensation plans.

Base Salary

Based on the Compensation Committee’s review of marketplace data, the economic conditions and other factors described above, base salaries for 2023 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. Messrs. Lorberbaum and De Cock received a base salary increase of 3.0% over 2022, Messrs. Wellborn and Thiers received a base salary increase of 4.0% over 2022 and Mr. Brunk received a base salary increase of 10.0% over 2022 as a result of merit-based evaluation by the Compensation Committee.

Annual Incentive Awards

As discussed above, the named executive officers are eligible to earn annual incentive awards under the Annual Incentive Plan. Pursuant to the plan, each of our named executive officers is eligible to participate in a bonus pool that is established based on the Company achieving a threshold level of performance, and which determines each named executive officer’s maximum bonus opportunity, subject to negative discretion by the Compensation Committee to determine the actual amount of annual incentive payouts, as described below. The governing parameters of the Annual Incentive Plans are as follows: (i) no annual incentive awards are payable under the plan unless the Company achieves positive consolidated adjusted operating income for the year; (ii) actual incentive awards earned by the named executive officers are based on the level of achievement of applicable performance goals established by the Compensation Committee; and (iii) each named executive officer has a maximum bonus award limit based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award Limit”).

In 2023, the Company achieved the threshold financial goal of positive consolidated adjusted operating income, making each named executive officer eligible to participate in the bonus pool. The bonus pool for 2023 performance was set by the Compensation Committee at approximately $7.7 million. For 2023, the Maximum Pool Award Limit for each of Messrs. Lorberbaum and Wellborn was approximately $2.1 million and $1.9 million of the bonus pool, respectively, and the Maximum Pool Award Limit for Messrs. Brunk, De Cock and Thiers was approximately $1.2 million of the bonus pool. For 2023 performance, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award Limit for each named executive officer that participated in the Annual Incentive Plan.

As noted above, actual cash incentive awards earned by the named executive officers are determined based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2023, the Compensation Committee established annual incentive award opportunity ranges for each of our named executive officers serving at the time, reflected as a percentage of each named executive officer’s 2023 base salary that would be payable based on performance against applicable goals related to adjusted EPS (“Incentive Plan Financial Goals”). The Annual Incentive Plan for 2023 included an award opportunity at the threshold, target and maximum performance levels.

20	2024 Proxy Statement | Mohawk Industries, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Award Opportunity (Percentage of Base Salary)

	Threshold	Target	Maximum

Jeffrey S. Lorberbaum	54%	90%	150%

W. Christopher Wellborn	54%	90%	135%

James F. Brunk	45%	75%	113%

Paul F. De Cock	45%	75%	113%

Bernard P. Thiers	45%	75%	113%

For 2023, the Compensation Committee established the Incentive Plan Financial Goals set forth in the following table to guide the Compensation Committee’s determination of actual bonus amounts under the Annual Incentive Plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For Messrs. Lorberbaum, Brunk and Wellborn, the Annual Incentive Plan Financial Goals related to Company EPS. For the President of the Flooring North America segment (Mr. De Cock) and the President of Flooring Rest of the World segment (Mr. Thiers), the Annual Incentive Plan Financial Goals related to Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2023 Incentive Plan Financial Goals

	Company EPS	Flooring Rest of the World EPS(1)(2)	Flooring North America EPS(1)

Threshold	$6.10	$1.69	$0.59

Target	$9.29	$3.03	$1.72

Maximum	$12.11	$3.83	$3.01

2023 Performance*	$9.19	$3.66	$1.30

*	Adjustments were made to exclude the impact of miscellaneous non-operating expenses.

(1)

Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding.

(2)	EPS for Flooring Rest of the World converted to U.S. dollars using the euro to dollar exchange rate of 1.09 for 2023.

The Compensation Committee determined awards under the Annual Incentive Plans after reviewing the Company’s level of achievement of the Annual Incentive Plan Financial Goals, together with a qualitative assessment of Company and management performance during 2023, which included investing $613.0 million in capital projects for capacity expansions, cost reduction initiatives and upgrades for recent acquisitions as well as maintenance across the segments, generating $716.3 million of free cash flow, completing and integrating multiple acquisitions, reducing inventory levels and identifying and executing several restructuring initiatives. In connection with its qualitative assessment of management’s performance, the Compensation Committee noted that many factors impacting Company performance were outside of management’s control. These factors included increased interest rates, constrained residential investments and further tightening of consumer discretionary spending. During 2023, increased mortgage rates suppressed the housing market, as consumers chose to postpone new housing purchases due to decreased affordability. Many consumers were unwilling to exchange a lower interest rate for a higher rate and opted to remain in their homes that they had financed at significantly lower interest rates in previous years. Increased interest rates and other macroeconomic factors also continued to impact discretionary spending power and demand, which in turn impacted new single-family home construction and residential remodeling in most of the Company’s major markets. As consumers continued to face a higher cost of living, discretionary spending and demand for flooring products declined; and, as a result, the Company’s flooring customers reduced inventories. In addition, the Company’s operations in 2023 were impacted by geopolitical events.

Taking these items into account, as well as performance against other qualitative performance measures, the Compensation Committee determined to pay out awards at an adjusted level of performance in order to retain the Company’s management in a competitive market for talented executives.

Mohawk Industries, Inc. | 2024 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers received payouts of the following annual incentive awards for the 2023 plan year, which are reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in this proxy statement:

2023 Award under the Annual Incentive Plan[1]

Jeffrey S. Lorberbaum	$1,951,478

W. Christopher Wellborn	$1,691,873

James F. Brunk	$713,215

Paul F. De Cock	$716,065

Bernard P. Thiers	$800,951

(1)

To further foster alignment with our stockholders, the Compensation Committee determined that $700,000, $600,000, $200,000, $200,000 and $100,000 of the payouts of the 2023 annual incentive awards for Messrs. Lorberbaum, Wellborn, Brunk, De Cock and Thiers, respectively, should be paid in the form of restricted stock units that vest ratably over a period of three years (the “AIP Equity Component”). Accordingly, on February 23, 2024, each of Messrs. Lorberbaum, Wellborn, Brunk, De Cock and Thiers received 6,774, 5,806, 1,935, 1,935 and 968 restricted stock units, respectively, determined by dividing their AIP Equity Component by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days from and including February 7, 2024 (which is the date that is five trading days before the February 2024 Compensation Committee Meeting).

Long-Term Incentive Plan

With respect to awards granted under the Senior Executive LTIP in the first quarter of 2023, the Compensation Committee determined that RSU awards would have two components: fixed and variable. The fixed component of the RSU grant was based on a percentage of each participant’s salary and not dependent on personal, Company or business unit performance. The variable component of the RSU grant was based on a combination of performance metrics related to total shareholder return and business unit performance as well as personal performance, as further described below. Awards granted under the Senior Executive LTIP vest ratably over the three-year period following the grant date. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of Senior Executive LTIP awards that each of our named executive officers received in 2023.

Fixed LTIP Component. In order to recruit and retain key executives, the Compensation Committee designed the plan in 2023 to include a fixed LTIP component based on a percentage of each participant’s 2022 base salary as follows:

RSUs Granted in 2023 based on Fixed Percentage of Participant’s 2022 Base Salary

Jeffrey S. Lorberbaum	3,521

W. Christopher Wellborn	3,042

James F. Brunk	1,622

Paul F. De Cock	1,964

Bernard P. Thiers	1,791

Variable LTIP Component. Similar to the Annual Incentive Plan, in order for 2023 awards to be granted under the variable component of the Senior Executive LTIP, the Company had to achieve positive adjusted consolidated operating income for 2022. Having achieved this threshold, the Compensation Committee evaluated the number of RSUs to grant to the named executive officers under the variable component of the Senior Executive LTIP based on (i) the Company’s stock performance over the three-year period ending in 2022 as compared to the S&P 500 (“TSR Component”), (ii) business unit performance in 2022 (“Business Unit Component”), and (iii) personal performance objectives, each as described below, together with a qualitative assessment of Company and management performance during the performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

TSR Component. The financial goals for determining the number of stock awards granted in 2023 for the TSR Component of the Senior Executive LTIP were based on total stockholder return (TSR) over the three-year period ending in 2022 as compared to the S&P 500. To determine awards in 2022, the Compensation Committee assigned each participant a target value of stock awards (based on a percentage of 2022 base salary), which would be awarded if the Company achieved TSR at the 50th percentile of the S&P 500. The actual value of restricted stock units awarded could range from 50% to 200% of the target value subject to achieving TSR between the 25th and 75th percentile of the peer group, as set forth in the table below. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation).

		Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile	TSR at 25th Percentile	TSR at 50th Percentile	TSR at 75th Percentile

Jeffrey S. Lorberbaum	0%	35%	70%	140%

W. Christopher Wellborn	0%	35%	70%	140%

James F. Brunk	0%	25%	50%	100%

Paul F. De Cock	0%	25%	50%	100%

Bernard P. Thiers	0%	25%	50%	100%

The Company achieved the TSR at the 10th percentile of the peer group for the three-year period, which resulted in RSUs not being awarded in 2023 for the TSR Component in 2022.

Business Unit Component. The financial goals for determining the number of stock awards granted in 2023 for the Business Unit Component of the Senior Executive LTIP were based on Company and Business Unit EPS targets for 2022. The Compensation Committee assigned each participant a target value of stock awards (based on a percentage of 2022 base salary), which would be awarded if the Company or applicable Business Unit achieved the target EPS. The actual value of restricted stock units awarded could range from 0% to 60% of base salary in the case of Messrs. Lorberbaum and Wellborn and 0% to 40% of base salary in the case of Messrs. Brunk, Thiers and De Cock. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation).

Business Unit Opportunity (Percentage of Base Salary)

	Threshold	Target	Maximum

Jeffrey S. Lorberbaum	15%	30%	60%

W. Christopher Wellborn	15%	30%	60%

James F. Brunk	10%	20%	40%

Paul F. De Cock	10%	20%	40%

Bernard P. Thiers	10%	20%	40%

For 2022, the Compensation Committee established the Business Unit EPS Goals set forth in the following table to guide the Compensation Committee in determining actual RSU awards in 2023 under the Business Unit Component of the long-term incentive plans. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For Messrs. Lorberbaum, Wellborn and Brunk, the Incentive Plan Financial Goals consisted of the Company EPS. For Mr. Thiers, the President of the Flooring Rest of the World segment, and Mr. De Cock, the President of Flooring North America, the Incentive Plan Financial Goals consisted of the Company EPS and business unit EPS (collectively weighted at 25% and 75%).

Mohawk Industries, Inc. | 2024 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

2022 Business Unit Financial Goals

	Company EPS	Flooring Rest of the World EPS(1)(2)	Flooring North America EPS(1)

Threshold	$12.12	$3.95	$3.69

Target	$15.19	$4.81	$4.41

Maximum	$17.09	$5.52	$4.97

2022 Performance*	$12.85	$3.89	$2.48

*	Adjustments were made to exclude the impact of miscellaneous non-operating expenses.

(1)

Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding.

(2)	EPS for Flooring Rest of the World converted to U.S. dollars using the euro to dollar exchange rate of 1.06 for 2022.

Based on the 2022 business unit performance shown above, our named executive officers were awarded RSUs for the Senior Executive LTIP Business Unit Component as set forth in the table below.

	Performance Against Target	2023 RSUs Based on Company and Business Unit EPS

Jeffrey S. Lorberbaum	62%	2,183

W. Christopher Wellborn	62%	1,886

James F. Brunk	62%	671

Paul F. De Cock	15%	196

Bernard P. Thiers	15%	179

Individual Performance Objectives. In February 2023, the Compensation Committee reviewed individual performance objectives and accomplishments for each of the named executive officers during 2022. The various objectives are particular to each individual officer, and the Compensation Committee considers each officer’s personal contribution to the Company during the year when making its determinations for the variable Senior Executive LTIP component.

Qualitative Assessment of Variable Component. In conducting its qualitative assessment of management performance in 2022, the Compensation Committee considered the Company’s investment of approximately $580.7 million in capital projects for capacity expansions, cost reduction initiatives and upgrades for recent acquisitions as well as maintenance across the segments. The largest investments during this period were in the Company’s LVT portfolio to upgrade its product offering and improve profitability; premium water-proof laminate expansion in North America and Europe; quartz countertop expansion in North America; and porcelain slab expansion in Europe. Our named executive officers were awarded RSUs under the variable Senior Executive LTIP component as set forth in the table below. The number of RSUs ultimately granted was determined by dividing the named executive officer’s award value by the average daily closing prices for the Common Stock for the last thirty

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COMPENSATION DISCUSSION AND ANALYSIS

(30) consecutive trading days from and including February 8, 2023 (which is the date that is five trading days before the February 2023 Compensation Committee meeting).

Total Variable LTIP Award Granted in 2023 (# of RSUs)

Jeffrey S. Lorberbaum	6,878

W. Christopher Wellborn	5,943

James F. Brunk	2,834

Paul F. De Cock	2,816

Bernard P. Thiers	2,568

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Industries Retirement Savings Plan 2, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We also maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. De Cock and Mr. Thiers (until his February 1, 2024 retirement), are employees at-will and do not have long-term contracts with us. See “Employment Agreements with Named Executive Officers” for a description of our agreements with Mr. De Cock and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines and Hold Periods

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO is six times annual base salary, for our COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other Senior Executive LTIP participants is one times annual base salary. Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his or her initial participation in the Senior Executive LTIP. In addition, our directors are expected to own five times their annual retainer within five years of

Mohawk Industries, Inc. | 2024 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

their election. For purposes of our stock ownership guidelines for our CEO, ownership only includes fully vested shares of Common Stock. For purposes of our stock ownership guidelines for our other executive officers, ownership includes shares of Common Stock, unvested RSUs and vested, in-the-money options. The stock ownership guidelines may require directors and executives to continue to hold awards or shares of Common Stock after the applicable vesting periods have expired.

As of April 1, 2024, all of our directors and executive officers have met their stock ownership requirements.

Policy on Hedging Transactions

The Company believes that hedging against losses in the Company’s shares by the Company’s leadership breaks the alignment between stockholders and management. Moreover, the Company is concerned that engaging in derivative transactions with respect to the Company’s securities may focus management attention on short-term performance and may enhance the risk that members of management — knowingly or unknowingly — trade in the Company’s securities while in the possession of material non-public information. Accordingly, the Company has adopted a policy that prohibits directors and officers from engaging in a variety of hedging transactions with respect to the Company’s common stock, including “short sales,” “short sales against the box,” and buying or selling put or call options. This anti-hedging policy does not extend to all employees of the Company but is limited to our directors and officers.

Compensation Risk Review

We have assessed the incentive compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the “Compensation Discussion and Analysis” included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

Compensation Committee

William H. Runge III — Chair

Karen A. Bogart

Jerry W. Burris

Joseph A. Onorato

26	2024 Proxy Statement | Mohawk Industries, Inc.

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2023, 2022, and 2021 for (i) the Principal Executive Officer of the Company, (ii) the Principal Financial Officer of the Company and (iii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2023) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)

Jeffrey S. Lorberbaum Chief Executive Officer	2023	1,388,121	—	1,069,537	(3)	1,951,478	19,281	4,428,417
	2022	1,347,690	—	2,055,992		836,915	19,357	4,259,954
	2021	1,308,437	—	1,901,669		1,962,655	17,935	5,190,696

James F. Brunk Chief Financial Officer	2023	683,100		458,300	(3)	713,215	17,128	1,871,742
	2022	621,000		646,094		321,368	16,005	1,604,467
	2021	566,667	—	791,464		637,500	13,698	2,009,329

W. Christopher Wellborn President and Chief Operating Officer	2023	1,211,089	—	3,769,907	(4)	1,691,873	16,136	6,689,005
	2022	1,164,509	—	1,776,485		723,160	15,838	3,679,992
	2021	1,130,591	—	1,735,290		1,526,298	15,881	4,408,060

Paul F. De Cock President — Flooring NA	2023	774,457	—	491,623	(3)	716,065	21,973	2,004,118
	2022	751,900	—	922,855		338,355	22,180	2,035,290
	2021	730,000	—	3,090,202		821,250	17,935	4,659,388

Bernard P. Thiers (5) President — Flooring ROW	2023	759,016	—	448,323	(3)	800,951	—	2,008,290
	2022	709,548	—	880,276		251,309	—	1,841,133
	2021	736,491	—	2,357,675		780,653	—	3,874,818

(1)

Represents the amount of incentive bonus earned under the Annual Incentive Plan, including the AIP Equity Component which settled on February 23, 2024 in the form of restricted stock units having a grant date value equal to the AIP Equity Component. For more information regarding the Annual Incentive Plan, see “Compensation Discussion and Analysis.”

(2)

Amounts for 2023 include 401(k) matching contributions and disability and insurance coverage benefits for Messrs. Lorberbaum, Brunk, Wellborn and De Cock. Amounts also include auto benefits for Messrs. Lorberbaum, Brunk and De Cock, with Mr. De Cock’s auto benefit totaling $10,044. With respect to Mr. Wellborn, amount also includes payment for an annual physical.

(3)

Represents restricted stock units awarded pursuant to the Senior Executive LTIP for performance during the period ended December 31, 2022 and awarded on February 28, 2023. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($102.85).

(4)

Represents (i) restricted stock units awarded pursuant to the Senior Executive LTIP for performance during the period ended December 31, 2022 and awarded on February 28, 2023 and (ii) restricted stock units granted on April 26, 2023 as a retention award. The grant date fair value of the restricted stock units awarded pursuant to the Senior Executive LTIP is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($102.85). The grant date fair value of the restricted stock units awarded pursuant to Mr. Wellborn’s retention award are equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($94.86)

(5)

Mr. Thiers’ salary is paid in euro and calculated pursuant to his service agreement. Amounts reported in U.S. dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual incentive award, converted to U.S. dollars using the euro to dollar exchange rate of 1.09 for 2023, 1.06 for 2022 and 1.13 for 2021.

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EXECUTIVE COMPENSATION

2023 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)

Jeffrey S. Lorberbaum		749,585	1,249,309	2,082,181
	2/28/23				10,399	1,069,537

James F. Brunk		307,395	512,325	768,488
	2/28/23				4,456	458,300

W. Chris Wellborn		653,988	1,089,980	1,634,970
	2/28/23				8,985	924,107
	4/26/23				30,000	2,845,800

Paul F. De Cock		348,506	580,843	871,264
	2/28/23				4,780	491,623

Bernard P. Thiers		323,286	538,810	808,215
	2/28/23				4,359	448,323

(1)

Represents threshold, target and maximum bonus opportunities under the Annual Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2023 under the Annual Incentive Plan is reported under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.” Additional information regarding the design of the Annual Incentive Plan is included in the “Compensation Discussion and Analysis.”

(2)	All RSUs were granted under the 2017 Plan.

(3)

Represents the per unit grant date fair value of $102.85 on February 28, 2023 and $94.86 on April 26, 2023. The grant date fair value of RSUs is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant.

Employment Agreements with Named Executive Officers

On December 29, 2018, a wholly owned subsidiary of the Company entered into an employment agreement with Mr. De Cock, reflecting his promotion to President — Flooring North America. The agreement provides for an annual base salary of $774,457 and an annual bonus up to 112.5% of his base salary. On December 1, 2018, Mr. De Cock received a grant of 7,809 RSUs (the “Special Award”), which vested and converted into shares on December 1, 2023. If Mr. De Cock is terminated without “cause” or if Mr. De Cock resigns for “good reason,” the Company will pay to Mr. De Cock an amount equal to two times his base salary plus two times his targeted annual cash bonus. Mr. De Cock is prohibited from competing with the Company or soliciting employees of the Company for two years following his separation from the Company. Mr. De Cock’s employment agreement is for an indefinite term.

On February 9, 2009, the Company’s Mohawk International Services BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement pursuant to which Mr. Thiers provided his services to the Flooring Rest of the World segment until his retirement on February 1, 2024. The 2009 agreement was renewed on March 11, 2014 and again on December 18, 2018. Pursuant to the agreement, Mr. Thiers received an annual base amount of $718,412 (€658,195) in 2023 and an annual retainer amount of $40,604 (€37,200). Mr. Thiers was also eligible for an annual bonus of up to 112.5% of the base amount. Under the agreement, Unilin reimbursed all reasonable expenses incurred for services rendered to the Flooring Rest of the World segment. The service agreement restricted Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. Pursuant to agreements dated March 7, 2014, March 9, 2015, March 1, 2016, March 7, 2017, March 5, 2018, March 4, 2019, March 4, 2020, January 12, 2021, March 4, 2021, July 28, 2021, March 4, 2022, February 28, 2023 and February 23, 2024 between the Company and Mr. Thiers, Mr. Thiers has agreed not to transfer any shares of Common Stock issued to Mr. Thiers upon the vesting of restricted stock units granted to Mr. Thiers on the agreement dates for a period of two years following the vesting dates. Mr. Thiers’ service agreement expired on December 31, 2023 pursuant to its terms.

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EXECUTIVE COMPENSATION

Amounts in euros have been converted to U.S. Dollars based on a 1.09 exchange rate for 2023.

Outstanding Equity Awards at 2023 Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2023.

	Stock Awards
Name	Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(7)

Jeffrey S. Lorberbaum	3,608	(1)	$373,428
	9,979	(2)	1,032,827
	10,399	(3)	1,076,297

James F. Brunk	475	(1)	49,163
	3,136	(2)	324,576
	4,456	(3)	461,196
	2,729	(4)	282,452

W. Christopher Wellborn	3,292	(1)	340,722
	8,622	(2)	892,377
	8,985	(3)	929,948
	30,000	(5)	3,105,000

Paul F. De Cock	2,057	(1)	212,900
	4,479	(2)	463,577
	4,780	(3)	494,730
	10,563	(6)	1,093,271

Bernard P. Thiers	2,570	(1)	265,995
	4,272	(2)	442,152
	4,359	(3)	451,157
	5,282	(6)	546,687

(1)

Restricted stock units granted on March 4, 2021, in connection with each executive’s long-term incentive plan award for 2020 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(2)

Restricted stock units granted on March 4, 2022, in connection with each executive’s long-term incentive plan award for 2021 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(3)

Restricted stock units granted on February 28, 2023, in connection with each executive’s long-term incentive plan award for 2022 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(4)

Restricted stock units granted on April 1, 2021, as a sign-on equity award in connection with Mr. Brunk’s promotion to Chief Financial Officer. The RSUs are scheduled to vest fully on the fifth anniversary of the grant date.

(5)

Restricted stock units granted on April 26, 2023, as a retention payment to Mr. Wellborn. The RSUs are scheduled to vest ratably over two years on each of the first and second anniversary of the grant date.

(6)

Restricted stock units granted on July 28, 2021, as retention payments to Messrs. Thiers and De Cock. The RSUs are scheduled to vest ratably over three years on each of the third, fourth and fifth anniversary of the grant date.

(7)	Based on the closing trading price of the Common Stock on December 29, 2023, the last trading day of the year ($103.50).

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EXECUTIVE COMPENSATION

2023 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jeffrey S. Lorberbaum	—	—	12,291	1,308,131

James F. Brunk	—	—	3,267	347,707

W. Christopher Wellborn	—	—	10,796	1,149,018

Paul F. De Cock	—	—	13,775	1,352,843

Bernard P. Thiers	—	—	7,234	769,915

(1)	Based on the closing trading price on the applicable vesting dates. For shares vesting on March 4, 2023, the value realized on vesting is based on the closing trading price on Friday, March 3, 2023.

2023 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Jeffrey S. Lorberbaum	—	—	—	—	—

James F. Brunk	—	—	171,251	—	1,342,985

W. Christopher Wellborn	—	—	497,187	—	2,953,452

Paul De Cock	—	—	—	—	—

Bernard P. Theirs	—	—	—	—	—

(1)	Aggregate earnings are not included in the “Summary Compensation Table” because such earnings are not above-market or preferential interest rates.

(2)

Includes amounts of employee contributions representing compensation earned and deferred in prior years that were reported in the Summary Compensation Table for the year in which earned or that would have been so reported if the officer had been a named executive officer in such year.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain members of senior management of the Company, including the named executive officers, may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due before January 1 of each year, and are irrevocable. The Company directs a trustee to invest the assets which are held in an irrevocable rabbi trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, the Company may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The participant must make an election regarding payment terms at least twelve (12) months before payment, which may be either a lump sum, or annual installments from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

30	2024 Proxy Statement | Mohawk Industries, Inc.

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2023:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders (1)	487,233	(2)	$—	(3)	2,007,073	(4)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

(1)	Includes the Mohawk Industries, Inc. 2017 Plan.

(2)	All of such shares relate to restricted stock unit awards outstanding.

(3)	Does not include restricted stock units that convert to shares of Common Stock for no consideration.

(4)	All of such shares are available for issuance pursuant to grants of full-value awards.

Potential Payments upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. De Cock and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described above under “Employment Agreements with Named Executive Officers,” the Company is party to an employment agreement with Mr. De Cock which specifies the payments and benefits to which Mr. De Cock is entitled upon a termination of employment for specified reasons. Similarly, as of December 31, 2023, the Company was party to an employment agreement with Mr. Thiers which specified the payments and benefits to which Mr. Thiers would have been entitled upon a termination of employment for specified reasons. Mr. Thiers’ service agreement expired on December 31, 2023 pursuant to its terms, and Mr. Thiers retired from his role as President — Rest of the World on February 1, 2024. Following his retirement, any RSUs held by Mr. Thiers will continue to vest on their normal terms subject to forfeiture if Mr. Thiers competes with the Company during the vesting period pursuant to the terms of the 2017 Plan.

Mohawk Industries, Inc. | 2024 Proxy Statement	31

EXECUTIVE COMPENSATION

The following table shows the estimated value of benefits payable to each of the named executive officers (i) if their service had been terminated under various circumstances as of December 31, 2023, or (ii) upon a change in control of the Company as of December 31, 2023. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2023. The table also excludes the named executive officers’ vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2023 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)		Termination For Cause; Voluntary Resignation ($)	Death ($)		Disability ($)		Retirement ($)		Change in Control ($)

Jeffrey S. Lorberbaum

Value of Equity Acceleration	—		—	2,482,551	(2)	2,482,551	(2)	2,482,551	(4)	2,482,551	(2)

Insurance	—		—	1,388,121	(3)	—		—		—

W. Christopher Wellborn

Value of Equity Acceleration	—		—	5,268,047	(2)	5,268,047	(2)	5,268,047	(4)	5,268,047	(2)

Insurance	—		—	1,211,089	(3)	—		—		—

James F. Brunk

Value of Equity Acceleration	—		—	1,117,386	(2)	1,117,386	(2)	—		1,117,386	(2)

Insurance	—		—	683,100	(3)	—		—		—

Paul De Cock

Cash Severance	2,710,600	(1)	—	—		—		—		—

Value of Equity Acceleration	—		—	2,264,477	(2)	2,264,477	(2)	—		2,264,477	(2)

Insurance	—		—	774,457	(3)	—		—		—

Bernard P. Thiers

Cash Severance	1,327,250	(1)	—	—		—		—		—

Value of Equity Acceleration	—		—	1,705,991	(2)	1,705,991	(2)	1,705,991	(4)	1,705,991	(2)

Total	4,037,850		—	16,895,218		12,838,451		9,456,588		12,838,451

(1)

With respect to Mr. Thiers, amount shown is 1.85 times his 2023 base salary, payable in a lump sum, pursuant to his employment agreement, which expired pursuant to its terms on December 31, 2023. For purposes of the table, we have assumed that the Company elected to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above. Pursuant to his employment agreement, which expired pursuant to its terms on December 31, 2023, Mr. Thiers was not entitled to any continuation of benefits during the 22-month notice period. With respect to Mr. De Cock, amount shown is the sum of (i) two times his 2023 base salary and (ii) two times his annual cash bonus that would have been paid at the target level for 2023, payable quarterly in eight equal installments following termination.

(2)

Reflects the value of unvested RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 29, 2023, the last trading day of the year ($103.50). Pursuant to the 2017 Plan, unvested stock options and RSUs vest upon a change in control, assuming that such awards are not assumed or otherwise equitably converted in connection with the change in control. If the awards are assumed or otherwise equitably converted in connection with the change in control, then the outstanding unvested stock options and RSUs granted under the 2017 Plan will vest if the executive’s employment is terminated without cause or he resigns with good reason (as defined in the 2017 Plan) within one year following the change in control. For purposes of this table, we have assumed that the outstanding, unvested RSUs were not assumed in connection with the change in control. Under the 2017 Plan, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability.

(3)	Reflects life insurance benefit equal to one times the then-current annual salary. The Company does not provide life insurance benefits to Mr. Thiers.

(4)

Pursuant to the terms of the 2017 Plan, an executive participating in the plan is eligible for retirement upon reaching the age of 60 following 10 years of continuous service to the Company. Upon retirement, any RSUs held by the executive continue to vest on their normal terms subject to forfeiture if the executive competes with the Company during the vesting period. Mr. Lorberbaum and Mr. Wellborn are eligible for retirement. Mr. Thiers was also eligible for retirement as of December 31, 2023, and retired effective February 1, 2024.

32	2024 Proxy Statement | Mohawk Industries, Inc.

EXECUTIVE COMPENSATION

CEO Pay Ratio

The following ratio compares the fiscal year 2023 annual total compensation of our median-paid employee (which we identified in 2023) with the fiscal year 2023 annual total compensation of Jeffrey S. Lorberbaum, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”). We selected October 1, 2023 as the date to identify our median employee.

The compensation measure that we used in 2023 to identify our median employee was base wages paid to all employees other than our CEO, as reflected in our payroll records. This compensation measure was consistently applied to all our employees included in the calculation. We annualized base wages for all full-time employees. We also annualized base wages for part-time employees based on their projected annual hours.

As of October 1, 2023, we had a total of 43,657 worldwide employees, 16,867 of which resided in the United States. For purposes of identifying the median employee in 2023, we included all of our employees in the median employee analysis after making certain exclusions as permitted under the de minimis exception of the SEC rules.(1) We used average exchange rates over December 2023 to convert compensation data from the local currencies in which it was paid into U.S. dollars.

We calculated the annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation of our CEO for fiscal year 2023 was $4,428,417 and the annual total compensation for fiscal year 2023 of our median employee was $42,888. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for 2023 is 103:1.

(1)

As is permitted under SEC rules, we removed 1,720 global employees (approximately 3.94% of our total employee population) from the data set. These countries and the applicable employee headcounts as of the sample date were as follows: Bulgaria (1,408), Romania (222), Czech Republic (29), Greece (26), Ukraine (16), Slovakia (14), India (3), Belarus (1) and Vietnam (1).

Mohawk Industries, Inc. | 2024 Proxy Statement	33

EXECUTIVE COMPENSATION

Pay Versus Performance
As required by Item 402(v) of
Regulation S-K, we
are providing the following information regarding the relationship between “compensation actually paid” or “CAP”, as defined in Item 402(v), and certain financial performance metrics for each of the last four completed fiscal years. In determining the CAP to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for the 2023, 2022, 2021 and 2020 fiscal years. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

Year	SCT Total for PEO (1)	Compensation actually paid to PEO (2)	Average SCT Total for non-PEO NEOs (1)		Average Compensation actually paid to non-PEO NEOs (2)		Value of Initial Fixed $100 Investment based on:		Net Income (in millions) (5)	Adjusted EPS (6)
							TSR (3)	Peer Group TSR (3)(4)

2023	4,428,417	4,504,314	3,143,289		3,235,558		75.89	193.46	$(439.5)	$9.19

2022	4,259,954	2,404,723	2,290,221		724,896		74.95	123.39	$25.2	$12.85

2021	5,190,696	6,087,743	3,148,501		3,608,823		133.58	164.32	$1,033.2	$14.86

2020	3,636,376	3,695,354	2,309,547	(7)	1,966,889	(7)	103.35	120.37	$515.6	$8.83

(1)	The PEO and the non-PEO NEOs for each year are as follows:

a.	2023: Jeffrey S. Lorberbaum, PEO; W. Christopher Wellborn, James F. Brunk, Bernard P. Thiers and Paul F. De Cock, non-PEO NEOs.

b.	2022: Jeffrey S. Lorberbaum, PEO; W. Christopher Wellborn, James F. Brunk, Bernard P. Thiers and Paul F. De Cock, non-PEO NEOs.

c.
2021: Jeffrey S. Lorberbaum, PEO; W. Christopher Wellborn, James F. Brunk, Bernard P. Thiers, Paul F. De Cock and Frank H. Boykin,
non-PEO
NEOs. Mr. Boykin served the Company as Chief Financial Officer through April 1, 2021. Mr. Boykin did not receive an equity award in 2021.

d.
2020: Jeffrey S. Lorberbaum, PEO; W. Christopher Wellborn, James F. Brunk, Bernard P. Thiers, Paul F. De Cock, Frank H. Boykin and Glenn R. Landau,
non-PEO
NEOs. Mr. Landau resigned as Executive Vice President and Chief Financial Officer of the Company in April 2020. Pursuant to the terms of his separation agreement with the Company, Mr. Landau received a payment equal to nine months cash compensation and the continued vesting of 1,878 shares of restricted stock. Mr. Landau did not otherwise receive compensation from the Company after his departure from the Company in 2020. Mr. Boykin had previously served as the Company’s Chief Financial Officer through his retirement on March 31, 2019, and continued to serve as a consultant to the Company following his retirement in March 2019 and until his appointment as Chief Financial Officer on April 15, 2020. Mr. Boykin did not receive an equity award in 2020.

(2)
The CAP was calculated beginning with the PEO’s SCT total and the non-PEO
NEO’s average SCT total for each respective year. The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP from the SCT total of our PEO and our non-PEO
NEOs.

34	2024 Proxy Statement | Mohawk Industries, Inc.

EXECUTIVE COMPENSATION

	2023		2022		2021		2020
Adjustments	PEO	Non-PEO NEOs	PEO	non-PEO NEOs*	PEO	non-PEO NEOs*	PEO	non-PEO NEOs*

SCT Total	$4,428,417	3,143,289	$4,259,954	2,290,221	$5,190,696	3,148,501	$3,636,376	2,309,547

Adjustments for stock awards

(Deduct): Aggregate value for stock awards included in SCT Total for the covered fiscal year	(1,069,537)	(1,292,038)	(2,055,992)	(1,056,428)	(1,901,669)	(1,594,926)	(1,364,847)	(664,280)

Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	1,076,297	1,360,508	1,530,131	786,225	1,971,916	1,594,330	1,561,867	624,831

Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	17,392	15,194	(872,284)	(1,035,142)	423,886	268,176	44,064	30,128

Add: Vesting date fair value of awards granted and vested during the covered fiscal year	0	0	0	0	0	0	0	0

Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	51,745	8,605	(457,087)	(259,980)	402,914	192,742	(182,106)	(77,216)

(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	0	0	0	0	0	0	0	(256,122)

Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	0	0	0	0	0	0	0	0

CAP Amounts (as calculated)	4,504,314	3,235,558	2,404,723	724,896	6,087,743	3,608,823	3,695,354	1,966,889

*	Amounts presented are averages for the entire group of non-PEO NEOs in each respective year.

(3)
The values disclosed in these TSR columns represent the measurement period value of an investment of $100 made on January 1, 2020 as of December 31, 2020, and then valued again on each of December 31, 2021, December 31, 2022 and December 31, 2023.

(4)
The peer group used for purposes of this disclosure is the S&P 500 Household Durables Index, which we also utilize in the stock performance graph provided in our annual report pursuant to Item 201(e) of Regulation
S-K.
For purposes of this disclosure in our 2023 proxy statement, we used the proxy-disclosed peer group used for compensation benchmarking practices and reported in our Compensation Discussion and Analysis in our 2023 proxy statement (the “Prior Peer Group”). We chose to include the TSR of the S&P 500 Household Durables Index because we believe it is a better comparative index than the Prior Peer Group which requires adjustment from time to time due to acquisitions and divestitures. The TSR for the Prior Peer Group for each respective year reported in the table is as follows: $122.96 as of December 31, 2020, $196.28 as of December 31, 2021, $151.52 as of December 31, 2022, and $227.24 as of December 31, 2023.

(5)	Net earnings attributable to Mohawk Industries, Inc. as reported in our Consolidated Statements of Operations included in our Form 10-K.

(6)	Please see Annex A to this Proxy Statement for a reconciliation of Non-GAAP financial measures.

(7)
Reflects an adjustment to Mr. Boykin’s reported base salary for the fiscal year ended December 31, 2020 to account for 8.5 months of base salary compensation, instead of 8 months as previously reported.

Mohawk Industries, Inc. | 2024 Proxy Statement	35

EXECUTIVE COMPENSATION

Narrative Description of Relationships Between CAP, TSR, Net Income and Adjusted EPS

•	PEO and average non-PEO NEO CAP compared to Company TSR and Peer TSR
In fiscal year 2023, the Company’s TSR increased 1% compared to the prior year period, while the TSR of the Company’s peer group increased 57% compared to the prior year period. The PEO CAP increased 87% compared to the prior year period, and the non-PEO
NEO CAP increased 346% compared to the prior period. In fiscal year 2022, the Company’s TSR decreased 44% compared to the prior year period, while the TSR of the Company’s peer group decreased 25% compared to the prior year period. Similarly, the PEO CAP decreased 60% compared to the prior year period, and the non-PEO
NEO CAP decreased 80% compared to the prior period. In fiscal year 2021, the Company’s TSR increased 29% compared to the prior year period, while the TSR of the Company’s peer group increased 37% compared to the prior year period. Similarly, the PEO CAP increased 65% compared to the prior year period, and the non-PEO
NEO CAP increased 83% compared to the prior period.

•	PEO and average non-PEO NEO CAP compared to Company Net Income
In fiscal year 2023, the Company’s net income decreased 1,803% compared to the prior year period. The PEO CAP increased 87% compared to the prior year period, and the non-PEO
NEO CAP increased 346% compared to the prior period. In fiscal year 2022, the Company’s net income decreased 98% compared to the prior year period. Similarly, the PEO CAP decreased 60% compared to the prior year period, and the non-PEO
NEO CAP decreased 80% compared to the prior period. In fiscal year 2021, the Company’s net income increased 100% compared to the prior year period. Similarly, the PEO CAP increased 65% compared to the prior year period, and the non-PEO
NEO CAP increased 83% compared to the prior period.

•	PEO and average non-PEO NEO CAP compared to Company Adjusted EPS
In fiscal year 2023, the Company’s Adjusted EPS decreased 28% compared to the prior year period. The PEO CAP increased 87% compared to the prior year period, and the non-PEO
NEO CAP increased 346% compared to the prior period. In fiscal year 2022, the Company’s Adjusted EPS decreased 14% compared to the prior year period. Similarly, the PEO CAP decreased 60% compared to the prior year period, and the non-PEO
NEO CAP decreased 80% compared to the prior period. In fiscal year 2021, the Company’s Adjusted EPS increased 68% compared to the prior year period. Similarly, the PEO CAP increased 65% compared to the prior year period, and the non-PEO
NEO CAP increased 83% compared to the prior period.
Required Tabular Disclosure of Most Important Measures to Determine 2023 CAP

•	Adjusted EPS

•	Total Stockholder Return (TSR) as compared to the S&P 500

•	Adjusted Operating Income

36	2024 Proxy Statement | Mohawk Industries, Inc.

EXECUTIVE COMPENSATION

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Person Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Standards of Conduct and Ethics. The wife of Mr. Wim Messiaen, Els Delcourt, is an employee in the Company’s Flooring Rest of the World segment, with €120,858 ($131,916) paid in compensation for 2023.

Compensation Committee Interlocks and Insider Participation

During 2023, Dr. Bogart and Messrs. Burris, Onorato and Runge served as members of the Compensation Committee. None of the Compensation Committee members was, during 2023 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2023, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Mohawk Industries, Inc. | 2024 Proxy Statement	37

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2023 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

✔	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

38	2024 Proxy Statement | Mohawk Industries, Inc.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 15, 2024, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Jeffrey S. Lorberbaum (1)	10,177,427	15.9

Aladdin Partners, L.P. (2)	8,182,285	12.8

The Vanguard Group (3)	6,240,136	9.8

BlackRock, Inc. (4)	3,321,230	5.2

Bruce C. Bruckmann	289,917	*

Bernard P. Thiers (5)	200,752	*

W. Christopher Wellborn	149,813	*

Paul De Cock	31,972	*

Joseph A. Onorato	21,970	*

Karen A. Bogart	13,392	*

William H. Runge III	9,766	*

John M. Engquist	4,701	*

James F. Brunk (6)	2,660	*

Jerry W. Burris	553	*

All directors and executive officers as a group (16 persons)	10,907,142	17.1

*	Less than one percent.

(1)

The address of Mr. Lorberbaum is 160 South Industrial Boulevard, Calhoun, Georgia 30701. Includes 8,182,285 shares held by Aladdin Partners, L.P. (see footnote 2). Also includes 81,153 shares owned by The Alan S. Lorberbaum Family Foundation of which Mr. Lorberbaum is a trustee and may share voting and investment power. Includes 453,074 shares held by JSL Legacy Fund, L.P., 420,668 shares held by Dalton Fund, L.P.,19,140 shares held by Dalton Partners, L.P. and 14,200 shares held by MCL Family Funds Trust, over which Mr. Lorberbaum has voting and dispositive power. Includes 315,002 shares held by a family trust for the benefit of Mr. Lorberbaum over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Includes 124,169 shares held by a family trust for the benefit of Ms. Suzanne Helen, Mr. Lorberbaum’s sister, 396,435 shares held by SLH Partners, L.P. and 4,453 shares held by SLH Fund, L.P., over all three of which Ms. Helen has voting and dispositive power. Mark Lorberbaum, Mr. Lorberbaum’s brother, and Ms. Helen each owns one-third of the voting shares of Helm Management Corporation, which is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 194 shares held in the Company’s 401(k) Plan and 25,008 shares directly held.

(2)

The address of Aladdin Partners, L.P. is 160 South Industrial Boulevard, Calhoun, Georgia 30701. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. Mr. Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and may share voting and investment power with respect to these shares. Each of ASL Management Corp. and Mr. Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(3)	Based upon an amended Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4)	Based upon an amended Schedule 13G filed with the SEC on January 31, 2024 by BlackRock, Inc. The address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(5)	Includes 107,568 shares held by a family limited partnership that have been pledged as security for a bank guarantee.

(6)	Includes 185 shares held in the Company’s 401(k) Plan.

Mohawk Industries, Inc. | 2024 Proxy Statement	39

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to timely furnish the Company with copies of all Section 16(a) reports they file. Based on a review of reports required to be filed with the SEC during the 2023 fiscal year by directors, officers and greater than ten percent stockholders pursuant to Section 16(a) of the Exchange Act, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during the 2023 fiscal year.

40	2024 Proxy Statement | Mohawk Industries, Inc.

CORPORATE GOVERNANCE

Board Membership Criteria

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as for each Board member on an annual basis. The Board and the Governance Committee seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers, among other factors, each director’s and candidate’s business experience, technical skills, industry expertise, gender, race, ethnicity and nationality, language skills, leadership qualities, character, record of good judgment and other personal characteristics in this process. Assuming the election of all nominees at the Annual Meeting, the Board will consist of eight men and one woman, eight of whom identify as Caucasian and one of whom identifies as African American. The Board and the Governance Committee have been and continue to be committed to including highly qualified women and individuals from minority groups, as well as individuals with diverse or non-traditional backgrounds, skills, and experiences, in the pool of candidates for Board membership. Diversity considerations are an important part of the director candidate search process, and the Board believes that the skills and backgrounds collectively represented among its membership should reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers. The Board and the Governance Committee have consistently and actively sought out diverse candidates for Board membership in the past, and in 2023, the Governance Committee adopted the Board of Directors Selection Policy to further formalize its ongoing commitment to board diversity. The Board and the Governance Committee will continue to monitor and self-assess the experience, skills and characteristics, including diversity characteristics, of Board members and candidates on an annual basis. In addition, the Board and the Governance Committee are committed to further expanding diversity on the Board going forward.

Board Leadership

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum, who is also a significant stockholder of the Company, has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the management of the Company’s risk profile and pursuit of its strategic goals.

In deciding that a combined Chairman and Chief Executive Officer position is the appropriate leadership structure for the Company at this time, the Governance Committee and Board of Directors also recognized the benefit of independent leadership to enhance the effectiveness of the Board’s oversight role. Accordingly, in February 2023, our Governance Committee and Board of Directors adopted amended and restated Corporate Governance Guidelines that, among other things, established the role of Lead Independent Director. Mr. Engquist was subsequently appointed by the Board to serve as the Company’s first Lead Independent Director, and was re-appointed to this role in February 2024. The Lead Independent Director participates in setting the agenda of Board of Directors and Committee meetings, coordinates the distribution and presentation of meeting materials, maintains the focus and punctuality of Board of Directors and Committee meetings and presides over executive session meetings of the independent directors.

Majority Voting for Directors; Director Resignation Policy

Our Bylaws contain a majority voting standard for the election of directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” (excluding abstentions). In addition, our Board has adopted a director resignation policy whereby, if a director nominee does not receive the requisite vote, the Board expects such director to tender his or her resignation. Under the policy, the Board shall fill director vacancies and new directorships only with candidates who tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. If an incumbent director fails to receive the required vote for re-election as outlined above, the Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation within 90 days from the date of the certification of the director election results and will promptly disclose its decision in a filing

Mohawk Industries, Inc. | 2024 Proxy Statement	41

CORPORATE GOVERNANCE

with the SEC. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Sustainability

As a global company, the Company is committed to building a better future for our people, our planet and our businesses as a leader in innovative, sustainable and healthy products designed to enhance and inspire people’s lives. The Company annually reviews and refreshes its sustainability strategy aimed to both emphasize and evaluate how the Company’s innovative business yields efficient operations and sustainable product design. This strategy centers around the three pillars of People, Planet and Performance and includes sustainability goals that guide the Company’s work.

The Company’s long-standing commitment to sustainability is being recognized. In 2023, the Company achieved a “1” on the ISS (Institutional Shareholder Services) ESG Quality “E” Environment Score, putting the Company in the top 10% of its industry. The Company also quantified Scope 3 emissions and U.S. supplier diversity data for the first time. The Company’s annual ESG report provides additional detail on its progress as well as shares numerous compelling stories about ESG initiatives within its business.

Better for People	Better for the Planet	Better for Performance

•  Performance-Driven Workplace — Building and developing a high-performing team with diverse backgrounds and experiences

•  Zero-Harm Workplace — Creating safe, hazard-free environments that support employee health and well-being

•  Connected Communities — Partnering locally and globally with organizations to improve lives where our team members, customers and stakeholders live and work

•  Climate-Positive Future — Being part of the climate change solution by implementing a decarbonization strategy through measurable science-based targets

•  Water Restoration — Improving efficient and responsible use of water in all processes and products

•  Product Circularity — Thoughtfully minimizing environmental impact across product life-cycle through sustainable design, innovation, extended use and responsible reuse

•  Responsible Sourcing — Selecting suppliers and partners that meet our ethical, sustainable and socially conscious standards

•  Sustainability Leadership — Aligning business direction and decision-making with sustainability goals via a multi-level council of key stakeholders

•  Policies — Maintaining clear, accessible and consistent ethics, compliance and other ESG-related policies, such as environmental and human rights, across the organization and ensuring feedback can be provided by stakeholders through anonymous platforms

The Company recognizes that managing sustainability priorities, including those related to climate change and diversity, equity and inclusion, helps promote and ensure long-term viability for the Company. These priorities are integrated into the Company’s overall management process and incorporate strong governance principles, as well as risk management processes. The Company’s policies reflect its commitment to building a better future for its people, the planet and its businesses.

42	2024 Proxy Statement | Mohawk Industries, Inc.

CORPORATE GOVERNANCE

Sustainability Leadership

Our CEO, Board of Directors and Governance Committee, alongside an Environmental, Social and Governance (ESG) Executive Council that includes our Chief Sustainability Officer, Chief Financial Officer, Vice President — Business Strategy & General Counsel, Chief Operating Officer and business unit presidents, lead the Company’s sustainability agenda. The ESG Executive Council defines sustainability strategy and programs and the associated goals and objectives, while the Governance Committee has specific oversight responsibility for sustainability initiatives and the Audit Committee oversees risk management. In addition, the Company’s People Council and Planet Council are comprised of multi-business, multi-level stakeholder leadership groups which align business direction and decision-making with sustainability goals by identifying metrics to track performance, providing business segment feedback and sharing best practices.

The Board of Directors receives quarterly updates from management regarding the Company’s progress within its sustainability initiatives. Together with the CEO, the Board of Directors maintains ultimate responsibility for the Company’s sustainability programs and initiatives.

Risk Oversight

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, financial, cybersecurity, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal, cybersecurity and other operational risks, and the Compensation Committee assesses the risks associated with our compensation practices. Each of the committees of the Board routinely reports to the full Board on material issues considered by such committee, which may include issues of risk.

Annual Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively, and to provide an opportunity to reflect upon and improve processes and effectiveness.

The Governance Committee designs and establishes the overall evaluation framework, and the Chair of the Governance Committee leads the evaluation process. Evaluation topics include Board composition and refreshment; timing, agenda, and content of Board meetings; Board dynamics and function; executive succession planning; and an individual self-assessment conducted by each respective Board member. The Chair of the Governance Committee presents a summary identifying any themes or issues that have emerged to the Board on an anonymous basis.

Each committee also conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter; the committee’s composition and refreshment; and timing, agenda and content of committee meetings.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, as well as the Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under “Stockholder Proposals.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things,

Mohawk Industries, Inc. | 2024 Proxy Statement	43

CORPORATE GOVERNANCE

the following criteria: the ability of the prospective nominee to represent the interests of the stockholders; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Board Refreshment

Each member of the Board of Directors is required to submit his or her resignation to the Board of Directors upon the expiration of the term of service in which his or her 75th birthday occurs. Similarly, each director is required to submit his or her resignation upon a failure to receive a majority of the votes cast in any uncontested election for which they are a nominee. In each case, the Board of Directors is not required to accept such resignation, and the Board of Directors will consider a variety of factors when determining whether any director might continue his or her service on the board.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors, including the non-management directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at ir.mohawkind.com.

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the year ended December 31, 2023, independent registered public accounting firm’s reports and management’s discussion and analysis may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

44	2024 Proxy Statement | Mohawk Industries, Inc.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to include in the Company’s proxy statement for presentation at the 2025 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or before December 6, 2024 and must comply with the requirements of SEC Rule 14a-8. Any stockholder who intends to present a director nomination or other proposal at the 2025 Annual Meeting, other than through inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must provide the Company with advance notice of such nomination or other stockholder proposal no earlier than December 6, 2024, and no later than January 5, 2025 and must provide all of the information specified under the Company’s Bylaws. A copy of our bylaws may be obtained by written request at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than April 3, 2025.

Mohawk Industries, Inc. | 2024 Proxy Statement	45

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson LLC to assist in the solicitation of proxies and to provide other advisory services for a fee of not more than $13,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Myrta Diaz by phone at (706) 624-2246 or by mail at 160 South Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement or Notice may contact our registrar and transfer agent, Equiniti Trust Company (“EQ”), to request that only a single copy of the materials be mailed in the future. Contact EQ by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the stockholders during regular business hours from May 13, 2024, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

If you cannot be present in person, you are requested to vote promptly by internet. Or, if you requested a paper copy of your materials, you may complete, sign, date and return the enclosed proxy. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

R. DAVID PATTON

Vice President — Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 5, 2024

46	2024 Proxy Statement | Mohawk Industries, Inc.

ANNEX A — NON-GAAP RECONCILIATION

Reconciliation of Non-GAAP Measures

Reconciliation of Net Earnings (Loss) Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2023	2022

Net earnings (loss) attributable to Mohawk Industries, Inc.	$(439,516)	$25,247

Adjusting items:

Restructuring, acquisition and integration-related and other costs	129,323	87,819

Inventory step-up from purchase accounting	4,476	2,762

Impairment of goodwill and indefinite-lived intangibles	877,744	695,771

Legal settlements, reserves and fees	87,824	54,231

Release of indemnification asset	(2,957)	7,324

Income taxes — reversal of uncertain tax position	2,957	(7,324)

Income taxes — impairment of goodwill and indefinite-lived intangibles	(12,838)	(10,168)

European tax restructuring	(9,999)	—

Income tax effect of adjusting items	(50,038)	(32,536)

Adjusted net earnings attributable to Mohawk Industries, Inc.	$586,976	$823,126

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$9.19	$12.85

Weighted-average common shares outstanding — diluted	63,892	64,062

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	For the Years Ended December 31,
	2023	2022

Net cash provided by operating activities	$1,329,229	$669,153

Less: Capital expenditures	612,929	580,742

Free cash flow	$716,300	$88,411

Mohawk Industries, Inc. | 2024 Proxy Statement	47

ANNEX A — NON-GAAP RECONCILIATION

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

(Amounts in thousands)

	For the Years Ended December 31,
	2023	2022

Operating Income (Loss)	$(287,808)	$244,217

Adjustments to operating income:

Restructuring, acquisition and integration-related and other costs	132,203	85,995

Acquisition purchase accounting, including inventory step-up	4,476	2,762

Impairment of goodwill and indefinite-lived intangibles	877,744	695,771

Legal settlements, reserves and fees	87,824	54,231

Adjusted Operating Income	$814,439	$1,082,976

Net Sales	11,135,115	11,737,065

Adjusted operating income as a percent of net sales	7.3%	9.2%

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA

(Amounts in thousands)

	For the Years Ended December 31,
	2023	2022

Net earnings (loss) including noncontrolling interests	$(439,371)	$25,783

Interest expense	77,514	51,938

Income tax expense	84,862	158,110

Net income attributable to non-controlling interest	(145)	(536)

Depreciation and amortization	630,327	595,464

EBITDA	$353,187	$830,759

Restructuring, acquisition and integration-related and other costs	96,218	58,819

Inventory step-up from purchase accounting	4,476	2,762

Impairment of goodwill and indefinite-lived intangibles	877,744	695,771

Legal settlement, reserves and fees	87,824	54,231

Release of indemnification asset	(2,957)	7,324

Adjusted EBITDA	$1,416,492	$1,649,666

Net Sales	11,135,115	11,737,065

Adjusted EBITDA as a percent of net sales	12.7%	14.1%

48	2024 Proxy Statement | Mohawk Industries, Inc.

ANNEX A — NON-GAAP RECONCILIATION

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income

(Amounts in thousands)

	For the Years Ended December 31,
Global Ceramic	2023	2022

Operating income (loss)	$(166,448)	$(236,066)

Adjustment to segment operating income:

Restructuring, acquisition and integration-related and other costs	37,116	4,420

Inventory step-up from purchase accounting	4,112	—

Impairment of goodwill	426,868	688,514

Adjusted segment operating income	$301,648	$456,868

	For the Years Ended December 31,
Flooring NA	2023	2022

Operating income	$(57,182)	$231,076

Adjustment to segment operating income:

Restructuring, acquisition and integration-related and other costs	51,688	48,263

Acquisitions purchase accounting, including inventory step-up	—	1,401

Impairment of indefinite-lived intangibles	215,809	1,407

Legal settlement, reserves and fees	(3,875)	—

Adjusted segment operating income	$206,440	$282,147

	For the Years Ended December 31,
Flooring ROW	2023	2022

Operating income	$69,727	$340,167

Adjustment to segment operating income:

Restructuring, acquisition and integration-related and other costs	43,237	33,313

Acquisitions purchase accounting, including inventory step-up	364	1,361

Impairment of indefinite-lived intangibles	235,067	5,850

Adjusted segment operating income	$348,395	$380,691

	For the Years Ended December 31,
Corporate and Intersegment Eliminations	2023	2022

Operating (loss)	$(133,905)	$(90,960)

Adjustment to segment operating income:

Restructuring, acquisition and integration-related and other costs	162	—

Legal settlements, reserves and fees, net of insurance proceeds	91,699	54,231

Adjusted segment operating income	$(42,044)	$(36,729)

Mohawk Industries, Inc. | 2024 Proxy Statement	49

ANNEX A — NON-GAAP RECONCILIATION

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company’s business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.

The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements, reserves and fees, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.

50	2024 Proxy Statement | Mohawk Industries, Inc.

☐     ∎

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints James F. Brunk and R. David Patton, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Thursday, May 23, 2024 at 10:00 a.m. local time, at 160 South Industrial Blvd., Calhoun, Georgia 30701, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎

ANNUAL MEETING OF STOCKHOLDERS OF

MOHAWK INDUSTRIES, INC.

May 23, 2024

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at ir.mohawkind.com/proxy-materials

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

iPlease detach along perforated line and mail in the envelope provided.i

∎ 00003330303000000000 2	052324

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees listed.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy or provide voting instructions by telephone or internet.	1.	The election of three Directors for a term of three years and until their successors are elected and qualified.	FOR	AGAINST	ABSTAIN
		Bruce C. Bruckmann	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.		Jerry W. Burris	☐	☐	☐
		John M. Engquist	☐	☐	☐
The Board of Directors recommends a vote FOR proposals 2 and 3.
	2.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	3.	Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎